POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned, Alfredo Brener (the "Grantor"), has made, constituted and appointed, and by these presents does make, constitute and appoint James J. O'Brien and Richard A. Ekleberry, and each of them, with full power of substitution, his true and lawful attorneys, for him and in his name, place and stead to execute, acknowledge, deliver and file a Schedule 13D required by Section 13 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, respecting securities of Continental Airlines, Inc. beneficially owned by the Grantor.

     The validity of this Power of Attorney shall not be affected in any manner by reason of the execution, at any time, of other powers of attorney by the Grantor in favor of persons other than those named herein.

     The Grantor agrees and represents to those dealing with his attorney-in-fact herein, James J. O'Brien and Richard A. Ekleberry, that this Power of Attorney may be voluntarily revoked only by written notice to such attorneys-in-fact, delivered by registered mail or certified mail, return receipt requested.

     WITNESS THE EXECUTION HEREOF, August 7, 1995.



                                /s/ Alfredo Brener
                                ALFREDO BRENER


STATE OF TEXAS      )
                    )
COUNTY OF HARRIS    )

     This instrument was acknowledged before me on this 7th day of August, 1995, by Alfredo Brener.



                                /s/ Notary Public
                                Notary Public in and for the
                                State of Texas


                                Printed Name of Notary

                                My Commission Expires: